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The following is a transcript of an interview of Brad Jacobs conducted at the Economic Club of New York on December 11, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Economic Club of New York

Interview: Sonali Basak

December 11, 2023

1.      Barbara Van Allen:    Brad grew XPO into a top ten global logistics provider, and then executed a $7 billion spin-off as GXO Logistics and a $5 billion spin off of RXO, creating two new public companies in about 15 months. XPO was the seventh best performing stock of the last decade in the Fortune 500, with initial investors in XPO making more than 32 times their investment.

2.      Prior to XPO, Brad founded United Rentals and United Waste Systems. He built United Rentals into the largest construction equipment rental company in the world in 13 months. United Rentals was the sixth best performing Fortune 500 stock of the last decade. From a share price at inception of $3.50, the stock now trades more than 100 times that price.

3.      United Waste’s stock outperformed the S&P 500 by 5.6 times from the time Jacobs took the company public to its sale for $2.5 billion. He’s the managing partner of Jacobs Private Equity LLC, and serves as chairman of the board of XPO, GXO Logistics, and RXO.

4.      Today, as part of the Club’s author series, we’re here to discuss his latest endeavors, including his book, How to Make a Few Billion Dollars. I had the pleasure of reading it last night on Amtrak, and I have to say, it was well worth the read. The format today will be a conversation in which we’re honored to have Sonali Basak, the global finance correspondent for Bloomberg, here as our moderator. Time permitting, they will take questions in the room. As a reminder, the conversation is on the record. We do have media on the line and in the room. Without further ado, please join me in welcoming Brad and Sonali to the stage.

5.      Sonali Basak:    Thank you for the introduction, Barbara. And Brad, great to sit with you.

6.      Brad Jacobs:    Great to sit with you. I think more people are coming to see you than me.

7.      Sonali Basak:    Not at all. We’ll talk about the book, as well, but in addition to the seven companies — including two spin-offs — that you’ve built, we’re actually here on a day where you announced an eighth company. And so, it’s worth talking about what you’re trying to do next. This has been months in the making. How do you follow the playbook of the past to build a company of the future?

8.      Brad Jacobs:    I’m trying to make money for shareholders. That’s what I’ve always tried to do and, so far, we’ve done it. I’m trying to follow the same playbook that I’ve done over and over again, and not deviate from that very much. And that playbook is: Find a big industry — and building products distribution is pretty big, $800 billion. Try to find an industry that grows just by itself, organically, without me acting as a catalyst. Building products distribution has been growing about 7% per year over the last five years, so we can do a lot with 7% organic growth. Try to find an industry that’s fragmented enough that there are enough things to buy, because the single biggest lever for value creation in my playbook is accretive M&A. And there are plenty of things to buy here. You’ve got 7,000 distributors here in the states. You’ve got 13,000 distributors in Europe. There are 20,000 potential targets out there, which will keep us busy for the next ten years.

9.      Sonali Basak:    Ten years. There’s also a near-term plan that’s quite ambitious. You told my colleagues over at Bloomberg that the plan is for this new company, QXO —

10.    Brad Jacobs:    QXO.

11.    Sonali Basak:    — to build $1 billion in annual revenue for the first year and $5 billion in annual revenue in three years. How do you do that?

12.    Brad Jacobs:    M&A and organic growth, but the biggest component of that is M&A. It’s buying things and then improving them. So, if you look at XPO, for example, we did 18 acquisitions. And if you took all the EBITDA that we bought and just pro forma’d it, you’d have about $1 billion dollars of EBITDA. Fast forward a few years later, it was doing over $2 billion of EBITDA. So, it wasn’t just buying stuff. Anybody can buy stuff. It was buying stuff that made sense to buy on accretive terms and in a disciplined way, getting synergies between the different things that you’re buying, applying very strong management practices to them, and improving the profitability and the return on capital of the business. And I plan to do the same thing in building products distribution. I think it can be done.

13.    Sonali Basak:    Explain what’s going on here, why you chose this space. There are a lot of questions in America about the underinvestment in homes and the underinvestment in infrastructure. Was it the market that drew you to this opportunity, or was it the idea that it’s just simply fragmented?

14.    Brad Jacobs:    It’s both. It couldn’t have been just one or the other. It wouldn’t have checked all the boxes. I like the long-term fundamentals and, as I wrote in the book, you’ve got to get the long-term trend right. If you don’t get the long-term trend right, you can do all do all kinds of stuff right and you’re just not going to create alpha. And if you get the long-term trend right, even if you mess stuff up you’re still going to create alpha, for the most part.

15.    So, what I love about building products distribution is there’s going to be more things built five years from now, ten years from now. I think that’s a safe bet. You’ve got a several-million-unit shortage of housing here in the United States. That’s not going to last forever. That’s going to drive construction. You’ve got really old residential construction — like, over forty years old. When I was a kid, an old house was ten years old. 42 years old is an old house, so you’re going to have a lot of repairing and remodeling of those residential constructions. That’s also a big end-user for building products distribution.

16.    And then if you look at the non-residential, the commercial part, it’s even older. The average structure in commercial is over fifty years old. And then the third component is infrastructure. So, I want to play in residential. I want to play in non-resi. I want to play in infrastructure. I like infrastructure a lot. When I say infrastructure, I’m talking about rebuilding all of the bridges and the tunnels and the roads that all of us living in New York know really need a lot of work. And most people think that’s going to cost about $2 trillion. So, even if you get a little chunk of that $2 trillion, that’s a good nest egg to have there.

17.    So, yes, the long-term trends, to me, look very favorable for this. This is not something that’s going to be metaversed. I think we’re still going to go home at night with our physical bodies to a physical place and sleep in a physical bed and take a physical shower and brush our teeth, and we’re going to use electricity. I wanted to do something that wouldn’t get metaversed; that wouldn’t get disrupted by AI or virtual reality, and suddenly not be a business, and just go away.

18.    Sonali Basak:    It’s funny you say that, because you are somebody who has thought about automation and how to incorporate it into businesses, and so it doesn’t seem to me like you are shying away from the idea of technology and automation. It looks like there could be a lot of big ways you can use it in your next world.

19.    Brad Jacobs:    100%. So, we’ve always been tech-forward in all my companies, forever, because I believe technology makes a business more efficient. I believe technology helps you identify waste; helps you identify stupid stuff you’re doing and un-stupidize it. It helps you find inefficiencies. And it makes things more planned out. I think it just makes money.

20.    Technology has a good ROI and, therefore, you should be tech-forward. You should be very tech-forward. You should embrace it. Technology should be your friend. You should position yourself so that all of the advances in AI and machine learning and robotics and automation, they should be helping you. And every time new iterations come out, that should actually be improving your business and making your business even better. So, just as we use technology in the warehouses at GXO to get a leg up on the competition and get better margins and better return on capital, we’re going to do the same thing here.

21.    There’s a big warehouse component to this. This is a business that is kind of a supply chain business. You’re buying, wholesale, all kinds of different products. You’re storing them in distribution centers or warehouses. You have a delivery truck component. Technology can help with all parts of that: inventory management — absolutely it can help on that; demand forecasting; route optimization — you can save a lot of money doing that. Then, on the e-commerce side, interacting with the customer digitally ties into that. I saw Drew Wilkerson here a few minutes ago. He’s running RXO. If you look at RXO, the brokerage business there was 100% manual ten years ago. It was just someone talking to someone. Today, 97% of RXO’s orders are either sourced or covered digitally — no human involvement at all, just pure machine to machine. I think most industries are going that way. I think building products distribution, if you fast forward ten years from now — or even less than ten years from now, at the end of this decade — instead of having a roughly 4%, give or take, e-commerce penetration, I think it’s going to be the majority, and it could be the vast majority.

22.    I think a lot of things that customers are just in the habit of doing because it’s the way they’ve always done it — come into the hub on Monday morning at 7:00am and buy the same things they bought last Monday at 7:00. I don’t think that’s necessary. I think these things can be bought on your phone. I think these things can be bought on your computer. I think these things can be bought in an automated way, without even proactively doing it, because a lot of these things are very predictable and repetitive. So, I’m not down on technology at all. I’m very up on technology. I’m up on using technology. But I don’t want to get into a business, I didn’t want to get into a business that I thought could not exist a few years from now as a result of technology.

23.    Sonali Basak:    More machine learning, less metaverse, it sounds like.

24.    Brad Jacobs:    Yes.

25.    Sonali Basak:    So, if you think about the future, a lot of people are very worried still about, yes, declining inflation, but, you know, worries about the cost of goods moving forward. We’ve talked a lot about the top line. This ability to bring $1 billion, $5 billion in annual revenue in, do you worry at all about what profits look like in this era of the future? Does it cost you more to invest in that technology? Or does that technology strip out the costs for businesses?

26.    Brad Jacobs:    I’m going to answer that in two time frames. When I started United Rentals and when I started XPO, I went to my traditional investor base. They’d been in United Waste or they’d been in United Rentals before what they invested here. I told them all, and they got the joke: Don’t bug me about earnings for about two years, because I’m going to build up a huge back-office infrastructure. Shared services for accounting, and for sales, and for FP&A, and for predictions — all the things that are the blood and guts. I need to be able to absorb billions of dollars of revenue and get an invoice out, and get paid, and to pay bills, and to just make everything happen, and close the books promptly every month. The blood and guts of the back office, which is really, really important if you’re going to grow fast. You have to have a machine there. It’s a machine that’s very, very well oiled.

27.    Part of that is investing in technology. I want to get ahead of the curve in technology. I don’t want to be behind the curve in technology. So, for the first couple of years, I think the investment in technology, the investment in the back office, the infrastructure, the spinal cord, the central nervous system of the organization, that’s going to penalize the P&L in a major way. That’s fine because that’s not an indefinite thing. That’s a short-term thing. Then you have this huge J-curve after that, because now you’ve got all that set up and you can buy things of many billions of dollars in size and actually function well.

28.    And it’s not just the $1 billion revenue run rate target and the $5 billion revenue run rate target that I’m excited about. Those are steps along the way. What I’m really enthused about is getting this company to tens of billions of dollars in size. If you take XPO, GXO, RXO — if we hadn’t split them up, it’d be like a $20-something-billion business. I want to do something twice that big, but I don’t want to do something twice that big just for some kind of empire-building, ego-trip thing. That’s not my thing. I want to do that because I have a vision, to answer your question, that returns on capital will be higher if we’re bigger. We can leverage SG&A off of a much larger revenue base. We can get advantages of scale and density. We can get the whole transportation network really functioning on all eight cylinders. And we can improve margins. So, I think, over time, technology will be our friend at taking out costs and getting higher margins and higher returns on capital.

29.    Sonali Basak:    And when you say, “doubling the business,” XPO plus the spin-off companies is $20 billion in revenue. Really, you’re looking at a $40 billion in revenue creation here.

30.    Brad Jacobs:    Yes, or more. We can do that. It’s an $800 billion in size industry. To build something that’s more than $40 billion, we can do that.

31.    Sonali Basak:    Brad, personal question for you. Do you ever —

32.    Brad Jacobs:    Watch out. My daughter is here. Don’t get too personal.

33.    Sonali Basak:    This is going to be your eighth company, as we talked about, plus the spin-offs. Do you ever fear you can’t do it again?

34.    Brad Jacobs:    I think I’m going to fail every day, from when I started when I was 23 years old. People have this image of people who are successful in business as having this great, macho confidence: “I’m going to succeed and I’m going to win.” A part of me is that, because I am confident because I know what I’m doing, because I’m not really improvising too much from what I’ve already done, so I’m familiar with it. And most of the components of this plan, I’ve done them seven times before. So, this is the eighth time I’m doing it. It’s fairly traditional stuff. But I think you’re a robot or you’re a psychopath if you don’t have some fear of failure; if you don’t have some anxiety. I think anxiety and worrying and thinking about where you can go wrong, I think that’s part of the human condition, and it’s a beautiful part of the human condition. I don’t diss that. I embrace that. I think that’s okay.

35.    Sonali Basak:    It’s interesting. Even the business of M&A, you make it sound like it’s a sure-fire thing in creating value. Early in my career, about ten years ago, we did a big analysis of hundreds of companies that used M&A to create synergy. Most of them did not meet their synergy goals. What do you think the biggest mistake is when people are making acquisitions?

36.    Brad Jacobs:    Most companies who do acquisitions should not be doing acquisitions. M&A is really tough. M&A is really, really, really tough. You have to get a bunch of stuff right for it to work. If you get all those things right, it really works and creates huge amounts of alpha. But you need a management team and you need a board who know all that, who are experienced on that. M&A is not for novices. All the figuring out of the strategy of what you want to buy, that’s a big, big deal; figuring out how to get relationships with the main targets that you want to buy, so they want to sell to you.

37.    Sonali Basak:    You discuss this a lot in your book. Your philosophy around that has changed quite a bit, over the years.

38.    Brad Jacobs:    Yeah, I was kind of a jerk in M&A in the early part of my career, like most people are in M&A. That is a big mistake that people make that, now that I’m a little older and wiser, I realize is stupid. I wrote in the book that, when I was younger, I used to play the waiting game with sellers. We’d have a meeting, and I’d tell them I’d call them back on Friday. Then we’d say, “Should we call them back? No. Let’s make them wait over the weekend. Let’s call them on Monday.”

39.    Sonali Basak:    Hard to get.

40.    Brad Jacobs:    Hard to get. And what I realized over time was, all I was doing was pissing people off. I wasn’t accomplishing anything at all, whatsoever, other than annoying the people that I’m trying to get to like me and do a deal with me. So, I stopped being a jerk. And I was already less jerky than most people. Most people in M&A — first of all, their advisors sometimes tell them to be jerks. You listen to the advice of people coaching you on to be tough guys. You should not be a tough guy in M&A. M&A is a collaborative effort between someone who wants to sell a business and someone who wants to buy a business. It’s a big deal. And, as in most relationships, that kind of relationship benefits from being respectful and being honest. And in M&A, there’s a huge dose of — there are a lot of people out there who don’t have a lot of respect or honesty or straightforwardness in M&A. I’m glad about that, because it gives me a leg up on the competition when we’re buying something.

41.    I was with an acquisition target just last week, and I had a great connection with them. If we end up wanting to do that deal, I think it could get done really fast, because we’re both old at this. We’ve both done this for a while, and we both understood what’s important and what’s not important in a deal. And not doing so much due diligence just to — See, that’s another thing about people who don’t do M&A a lot do. They think they really have to cover their butt and do all this due diligence; that they have to hire BCG, or somebody, to write them a big report that gets filed away and no one ever reads it again; that they have to analyze why SG&A is an eighth of a percent more than it was in the model. All of that is just a waste of time.

42.    Sonali Basak:    You also speak in the book about your relationship with the people around you, particularly the M&A bankers and advisors. Maybe there’s a no-jerk mentality, but you do hold people very accountable. How are you using some of those metrics to make sure that you get the outcomes? In the book, for example, you said, “Your M&A advisor needs to be earning 10 times their fees.”

43.    Brad Jacobs:    So, I love bankers and I love management consultants, but I do hold them accountable. I want them to earn their money because we pay them millions of dollars. It’s a lot of money. I have a rule of thumb that I want third parties to make us 10 times whatever their fee is. So, if McKinsey is charging me $3 million for a project, I want to make $30 million from it. And I want to — upfront, at the beginning of the assignment — agree on: Here’s how we’re going to calculate whether you made us $10 million, $20 million, $30 million, $40 million, $50 million as a result of this salesforce excellence project, or this pricing automation project, or this machine learning project — whatever you’re hiring them for. We agree ahead of time what the report card is going to be, so there’s no fighting over it later. It is what it is. It’s very mathematical. And, then we do an analysis of what happened after it’s over. Fortunately, most of the time, they beat the 10 times.

44.    It’s the same thing with bankers. With bankers, I have a lot of people on my teams, usually, who came out of the sell side; who came out of Wall Street. So, I have a lot of that in-house, but I definitely use bankers, because bankers have a role to play. Bankers have relationships with people who are selling their business who I don’t know, or I’ve just got to know, and the bankers have relationships with them for 20 years and they’ve done a lot of business with them. So, they have a role to play as an honest broker between the seller and the buyer, for example.

45.    Sonali Basak:    The other thing you talk about a lot is not just your relationship with people who are working with you outside of your businesses, but very much you speak about the people who are working for you inside of your businesses. Talent comes up perennially throughout this book. How do you surround yourself with the right people, and how do you motivate them to build a $1 billion business into a $40 billion business?

46.    Brad Jacobs:    I think who you surround yourself with, whether it’s personal or business, is the biggest decision you make in life and in business. I really do. I think that’s the number one choice that you make as a human being that makes you enjoy or not enjoy life; or make a lot of money in business or not make a lot of money in business.

47.    In terms of the qualities I look for in people in the business, I have it very clear in my mind and I’ve stuck to it very carefully. I like to hire people who are super smart. Most of the people who have reported to me over the years have had higher IQs than mine, literally. I’m not giving false modesty. Mario Harik probably has 25-basis points higher IQ than I do. That’s just a fact. It’s just what it is. And I like that. I like having people who stimulate me intellectually, who I can ask questions to rather than have to be this Moses figure who’s coming down from the mountain with all the answers. I don’t want to have all the answers. I want to have all the questions. And I want to have people who are so smart, so intellectually advanced, and I want a team of those people. There’s nothing more exciting than being in a room with a bunch of people who are super smart and who get along with each other.

48.    I don’t just hire people who are brainiacs. I hire people who are brainiacs, but I also hire people who can get along with each other; who play well in the sandbox; who are collegial; who are collaborative; who all like each other. Because we spend a lot of time together, and we’re breathing in the air the other one is breathing out. I want to be with people who bring out the best in all the other teammates. I quote all the time, Sonali, the saying, “Teamwork makes the dream work.” I think it’s right. It’s a cliché that deserves to be a cliché because it’s accurate. If you can get a team of people who are all superstars — like, every single person on that team is a superstar. And, yes, they have a big ego in the sense that they want to accomplish big stuff. That’s not bad at all. But, no, they don’t have a big ego at all in terms of it’s not so much, “I, I, I.” It’s more “We, we, we, we, we.”

49.    Sonali Basak:    How do you get people to think about that? Because there is one camp of thinking where getting people to work together is the way to create the best outcome. There is another camp of thinking where competition breeds success. Do you think that hyper-competitive nature is too pervasive in corporate America?

50.    Brad Jacobs:    I can’t speak for corporate America, but in my corporations I definitely don’t want people who are going to go after each other like it’s Game of Thrones. That’s just toxic. You want to create a culture, you want to create an atmosphere where everybody genuinely admires and respects and likes each other; where you get along; where you’re buddies; where you’re friends; where you have each other’s back; where you’re not looking over your shoulder.

51.    I think one of the titles of one of the chapters — it was, I don’t know if the publishers took it out — says, “How to Kill the Competition Instead of Killing Each Other.” Something like that. I think that’s really important. You’ve got to create a tribe. You’ve got to create a team that’s all working together, that has a clear vision. We all agree on: Here’s where we want to be a year from now; here’s where we want to be five years from now; here’s where we want to be 10 years from now. And we all share that same precise vision of: Here’s where we’re going. And then everybody knows: Okay, here’s what she’s going to do; here’s what he’s going to do; this team is going to do that. And everyone understands: What am I expected to do to contribute to that vision?

52.    And then, to answer the other part of your question about how I motivate people for that, the main reason that people come to work is to make money, and usually not for themselves. Well, sometimes for themselves, but often for their spouses and their children and the people they love and the people they give money to. You need to understand the motivations of people. And if the motivation for people to come to work is primarily to make money, let them make a lot of money — as long as they do what they were supposed to do in order to create the vision. Have the vision. Have everyone understand what they’re supposed to do. Tie their compensation to that. And, if they do that, pay them a fortune.

53.    Sonali Basak:    Now, on the one hand, you’ve built a lot of companies. On the other hand, your first company is perhaps one of the most impressive because you were only 23. What’s the biggest difference between Brad Jacobs building a business at 23 years old and Brad Jacobs building his eighth business today?

54.    Brad Jacobs:    Well, I’ve made a lot of mistakes between 23 and 67 years old. I open the book talking about it. I’ve made mistakes on acquisitions. I’ve made mistakes on integrations. I’ve made mistakes on people. I’ve delegated when I should have done stuff myself. I’ve done stuff myself when I should have delegated to other people. I’ve trusted certain people and I was let down. I’ve made a lot of mistakes. Fortunately, most of those mistakes were earlier in my career, rather than later, when I’d had a chance to understand those and digest them and to reflect on them and to not repeat the same mistakes.

55.    But, if I look at all the different categories of mistakes that you can make in business, it’s the same as: What’s the biggest opportunity and the biggest ingredient for mega success? It’s the people. If you hire fantastic people who are honest, who get along with each other, who are driven — your chance of succeeding is much, much higher. If you make a mistake on that, you’re kind of screwed. If you hire someone who turns out to be ben, who turns out to be dishonest, that’s really bad. It’s just a terrible, terrible thing, and it can manifest itself as so many things. If you hire someone who’s not gritty — someone who doesn’t have fire in their belly; someone who’s really not committed to this; someone who doesn’t really enjoy accomplishing something really big and being part of a team that is going to conquer the world — it brings down the whole vibe.

56.    There is an element of this where you have to have every single member be a rock star in order to be a superorganism, like a beehive or an ant colony. You know, a superorganism — where the group is much more powerful and effective and successful than each member; where the sum is much, much greater than what each person is contributing added up. If you make a mistake on any one person like that, it’s just not the same thing. I’ve been lucky on that for a while now.

57.    Sonali Basak:    What’s your biggest mistake you think you’ve made in your professional career?

58.    Brad Jacobs:    I write about it in the book, and I remember it very, very well. It’s when I lost a half a billion dollars on one trade. That’s a lot of money. I lost a half a billion dollars because I naively believed the government was going to spend what, at the time, was a lot of money. Although now, with all the trillions and trillions of dollars and bills, I guess it’s not so much money. They were going to spend a half trillion dollars on building roads and bridges and tunnels — infrastructure. Now, we’re a quarter of a century later and they still haven’t spent enough money doing that. I thought I saw a trend and I went out to capitalize on that by buying — this was at United Rentals — all the companies that rent cones and barricades and do the striping and all the orange stuff you see on the highway.

59.    I said, “Wow, I’m going to corner the market. I’m going to be the guy who makes the most amount of money on this thing.” And I’m sitting there, and they never spent the money. They spent like a little bit of it, but it went to other enterprises that we didn’t qualify for. So, I ended up reselling it for $500 million less than what we bought it for. It’s always very painful to lose money, but I’m going to tell you something: It’s very painful to lose half a billion dollars. But I learned something from it. That knife in my stomach I had from making that huge mistake, in the long run — while at the time I didn’t like it — it actually helped me, because I got this vigilance, this hyper-vigilance to double-check and triple-check my premises if I’m going to make a big bet; to not be so — I wouldn’t say impulsive, but I didn’t really think that one through carefully enough. I didn’t think through, “Well, what if I’m wrong? What if all these people in Washington are just yack, yack, yacking and they never really spend the money?” And the answer would have been, “I’m going to lose half a billion dollars.” Had I thought that through, I wouldn’t have done that. I didn’t have risk management. I have a lot of risk management, now.

60.    Sonali Basak:    Well, speaking of, over the weekend there was a comment from Stanley Druckenmiller being passed around on social media around this idea of diversification as conventional wisdom and portfolio management. He kind of knocks that idea down and says, “If you have a good idea, you bet the farm on it.” And, if you’re making big bets — half a billion dollars in this case and almost a billion-dollar bet in your new enterprise — how do you make sure that you’re getting the most out of the big thing you’re betting on?

61.    Brad Jacobs:    I think there’s some truth in what Stanley is saying. But, as with most things, there’s a balance there. You don’t want to be totally undiversified and put all your chips on red, like in the James Bond movie, and then lose all your money. At the same time, if you’re going to be totally diversified, you’re going to get totally boring results. You’re going to get average results. So, I think the trick is to find the middle ground where you’re diversified enough; where you have several bets going on at the same time. For instance, we’re going to be betting on residential. We’re going to be betting on non-residential. We’re going to be betting on infrastructure. So, we’re going to be betting on big customers, little customers and corporate customers. So, there is a diversification there. And I think you need that. And I don’t think that hurts your ability to make money, as long as you can pivot between something that changes here to something that’s more attractive there. Pivoting is very, very important in this whole concept.

62.    Sonali Basak:    I’m going to ask one more big question and then open it up to the audience. Yes, you’ve been doing this since the late 1970s, but in the last decade we’ve had interest rates near zero. What does building a business look like as the paradigm starts to shift and money is no longer free?

63.    Brad Jacobs:    I think it’s going to be harder to make money in the next 10 years than it was in the last 10 years. I say that because interest rates are a lot higher, so that’s the cost of capital. I say that because of geopolitics. While you’ve always had bad guys out there — and it’s the same old bad guys, the overseas bad guys — they’re a little more emboldened these days and they’re more capable. There’s asymmetric warfare, and warfare itself is manifesting. So, I think all this — what’s going on in Ukraine; what could go on in Taiwan; what China’s doing in the whole Asia-Pacific area, even without Taiwan; what could expand in the Middle East. All these things by themselves could be really bad for business. More than one of them would be super bad for business.

64.    So, I think there’s some risk that geopolitical events hurt us. I think the world is more intelligent and information travels much faster now. I think that’s good and that’s bad. It’s bad in the sense that it doesn’t give you an edge if you have an information edge, like I had in the oil business, which you couldn’t do now because everyone knows the prices. Back then, nobody knew the prices. We knew the prices, but other people didn’t know them. It’s good in the sense that you can make quick decisions and you have a much bigger volume of information. Looking at the last year, when I’ve studied over 500 potential companies to buy and I researched over a dozen industries, I could have not done that after United Rentals and before XPO.

65.    There wasn’t enough information. There wasn’t enough ability to get all that information fast like that. Even though the internet was up and running, it wasn’t as rich as it is right now. I think that, overall, there will definitely be ways to make a lot of money. I think we will beat — I think the odds are huge that we will outperform the market and outperform our competitors, because we’ve got a proven playbook. But I don’t know that we’re going to make 32 times our money like we did at XPO. I don’t know that we’re going to make — I actually almost know with a certainty we’re not going to make over 100 times our money like we did at United Rentals. But we don’t have to make 32 times or a 100 times to still outperform and to have very happy shareholders. But to address the implication of your question, I think it’s going to be tougher times in the next 10 years. I don’t think this is going to be an easy-peasy time to make money.

66.    Sonali Basak:    On that, let’s open it up to questions.

67.    Question:    Brad, thank you for having us here for lunch. You know, you talked about residential, non-residential, and infrastructure. I guess, of those three verticals, where do you see the most opportunity, the most segmentation, or where technology can really help on this strategy?

68.    Brad Jacobs:    I think technology is going to help in all of them. The technology is going to help, independent of who the end-customer is. Technology is going to be with e-commerce. Technology is going to be with managing the supply chain in a much more sophisticated way than it’s being managed right now. Technology is going to help with managing the inventory. This business doesn’t have a lot of capex. There’s a big, high-cash-flow conversion from EBITDA to free cash flow. In some companies, it’s almost equal. In some, it’s more than net income. There’s very little capex, but there’s working capital because you’re storing goods before delivering them. You’re buying wholesale; you’re selling retail. So, managing that is the key to managing cash flow. And, you have to do that with technology.

69.    No human being can figure out all these SKUs, what’s going to be in demand, and how much to have exactly so you don’t have excess inventory and so you avoid not having enough inventory. Technology is going to help us in all three segments, because we’re going to have to warehouse for all of them. And we may be warehousing pipes — those big pipes on the side of the highway — if we’re doing something in waterworks, for example, in infrastructure. We may be warehousing roofing and/or flooring, or doors and windows, or access control if it’s more on the residential and even for commercial. So, technology is going to help in every single one of those. You’re asking me where do I think the big money is — I don’t know yet. I want to have a foot — If I had three feet, I would have one of those three feet in each one of those three end-market categories. And I want to pivot. I want to be able to allocate time, allocate money, allocate resources in general, to what I think is going to be the hottest over the next five years, 10 years. Right now, I’m not sure yet.

70.    Sonali Basak:    Another question over here.

71.    Question:    Hi, Brad. I have a question, just following up on culture and incentives. You know, the late Charlie Munger mentioned that culture is really an output and not an input. It’s not really what companies have on their website, but it’s really about what customers experience and what stakeholders experience. I also noticed that you, in the beginning, you were shaking everyone’s hands as they walked into this room. When you’re buying companies, how do you make sure that that culture is still consistent with the culture you’re trying to build, and would the wrong culture prevent you from making an acquisition?

72.    Brad Jacobs:    Absolutely. I don’t buy a company if I don’t like the people selling it. There are so many companies to buy. Why would I want to spend time with people who are obnoxious? Why would I want people who are in a bad mood all the time? I don’t need that. I’m old. I like to be with nice people. I like to spend my time with people who are uplifting and increasing the vibe of the party. When I look back at the 500 or so acquisitions that my teams have done, there is a correlation between the attitude, I’ll say, of the sellers and how that thing worked out. I have found that when it’s a pleasant process interacting with the sellers, it’s more likely to be a good deal.

73.    And, when I look back at the deals, there were a few deals I did that didn’t work out. Not a lot, but there were a few that didn’t work out. Those stinkers, when I play it back in my mind, we had difficult times negotiating with those sellers. And I should have known better. I should have said, “Wow, if we’re starting off the honeymoon on a bad note, the marriage is not going to be so great.” I do pay attention, very much, to the vibe of the company. And it doesn’t have to be identical, because when you buy a company, you bring them into your culture and you create a new culture. Every time you buy a new company, it’s like having another baby in your family. Now you have a bigger family, and it changes the constellation. That’s what’s fun about it, and one of the main things that’s fun about building a family.

74.    So, when we’re building a family of businesses, we want to bring in companies that are compatible with our culture, but they don’t have to be identical. Because most companies aren’t run with the same level of accountability that we have, or the visibility into what the precise goals are, and they usually don’t have the same quirky kind of compensation that we have. And I say “quirky” in a good way, where compensation is very much tied to success; that idiosyncratic pay for performance. Those are things that can be fine-tuned, assuming they’re nice people. If they’re not nice people and they’re not receptive to change, it’s not going to work.

75.    Now, at the same time, what I have found in almost every company that I’ve ever bought is that when we go in there and we ask everyone just a few basic questions, and then just shut up and listen to what they say, we find out a lot of stuff — a real lot of stuff. “So, what are you guys doing right that we would be, like, crazy to stop doing?” And then you ask them, “Okay, your old management’s not here anymore. Your old boss is not here anymore. Your old shareholders aren’t here anymore. Between you and me, what were they doing that was stupid that we should stop doing, like, right away?” Amazing stuff comes out — like all this crazy stuff. No one ever asks them this stuff. When you ask them, “Ok, if you were me, and you just paid a zillion dollars for this business, what would your business plan be?” Just sit back and absorb it all. Hear it all. Really respect it. You can find out a lot of stuff. So, the culture’s going to change. It’s got to be similar, but it’s not going to be identical. It’s like a marriage. A husband and a wife, they’re not marrying people who are identical. They’re marrying people who are compatible.

76.    Sonali Basak:    Question back there.

77.    Question:    I’m wondering, in this industry you’re entering, what, if you could ballpark, do you think the percentage of unstructured data is? You know, we’re talking about AI, machine learning. And, then, between XPO, GXO, and this, have you thought about the implications that, if you could structure it all, you could have at least the largest domestic data lake of what could be arguably the most important information we could have?

78.    Brad Jacobs:    I had never heard that term before, unstructured data. But I think I know what it means, and I like it a lot. I like the concept. So, I think that almost all businesses, certainly all large businesses that have distributed locations around the world, the biggest challenge, or one of the biggest challenges is to collect all the information that’s stuck in a branch or in a region. They may have a really great regional vice president or a president of a division that’s doing some amazing stuff. I’ve got to get that stuff out of that silo and I’ve got to get it transferred all across the rest of the company, so that everyone else is doing this fantastic stuff. I may find this because of the results of the questions that we ask. And it’s not just the first time, at the beginning when we buy the company, that we ask those questions.

79.    You want to have that in the culture, so you’re always asking your employees in a formal way. Every 90 days, you want to be sending out an employee satisfaction questionnaire that, in part, asks them, “What’s your best idea to improve the company?” And then you have thousands and thousands of ideas come back, and you have to have whole senior management team read every single one of those. And then we have to have meetings to understand, “How do we rate those?” I think structuring unstructured information is a big alpha creator. And, I think, technology — So, there’s two ways to get that. One is intentionality of the management team.

80.    The management team has to expand their minds, so they’re not just themselves but they’re also everybody. You have a hundred thousand employees — you have to just pretend that you’re this monster being that has a hundred thousand employees in your body. Like you have trillions of cells in your body, but you’re the body; you’re the whole thing. You have a hundred billion brain cells in your brain, but you’re more than just each brain cell — you’re the whole brain; the whole totality of that. When you’re CEO, or you’re one of the top few dozen people running a large company, those people have to transcend their own individuality and think about the whole company. And they have to be in touch with the pulse of the company. And they have to get information, to your point, out of the company so that it can be evaluated. And, if it’s rated favorably, then it has to be transferred everywhere.

81.    So, I think it’s really, really big. And that’s just one part of the answer to your question. I think there’s tons of data on customers that is trapped and is not being utilized. And I think demand prediction in this business — in many businesses, but in this business in particular — is a key to getting your capital allocation and capital intensity right, and pleasing customers. Because, at the end of the day, business is about getting customers to wire money from their bank account to your bank account. In order to do that, you have to make them happy. You have to make them save money. You have to make them have to work less to get the same amount done. You have to help them make their customers pleased.

82.    You have to really understand where their head is at. And a lot of that is data. A lot of that is, depending on the business, punctuality — getting things done on time. A lot of that is doing exactly what you said you were going to do. If it’s something that’s in transportation, for example, it’s about delivering goods on time that are not damaged. If you look at XPO, for example, after I stepped down as CEO, under Mario’s aegis — and we hired a fellow from one of our competitors, and we hired a board member from that same competitor — we put this enormous, enormous intensity of focus on improving quality of service.

83.    And the metrics are off the charts. And that’s had a big, positive result. I should have done that. I should have done that six years ago, but better late than never. So, quality of service is really important. In order to do the quality of service that XPO has been doing, a lot of that is data driven. A lot of that is QBRs, quality business reviews, with customers. A lot of that is measuring and sending out to large parts of the company what our on-time rates are, what our damage rates are, what our claims ratios are. And that becomes part of the of the whole daily conversation. It’s management’s job to focus the organization on the stuff that matters. And you don’t know what matters unless you take that unstructured data and collect it and sift through it and make sense out of it. Thank you for that question.

84.    Question:    Brad, thank you so much for being here. I was especially struck by your remark about demanding 10 times ROI on your consultants. I can see how easy it would be to do with bankers. That’s pretty straightforward. But for consultants, what are the major sort of pitfalls that you run into in constructing these metrics? And what’s the best hack for constructing these types of metrics.

85.    Brad Jacobs:    So, I’ve used management consultants dozens of times over the years. Most of the time, it’s paid off in spades. But I’m very careful what I use them for, because consultants can just create consultant work, and I’m not interested in that. I’m interested in practical stuff that can improve the business — so, things like salesforce effectiveness. Many times, we’ve restructured our salesforces to have either larger spans of control or shorter spans of control. Or we’ve changed the compensation, just for example, from tying it to revenue to tying it to margin.

86.    Or we’ve created online training programs in the organization. And I would not have been able to do those things on my own, because the consultant has the advantage of having 100 other companies that have gone through all that, and they know what good looks like. I’ve used consultants for SG&A analysis and benchmarking, because I can benchmark against myself but I can’t benchmark myself against other companies that I don’t know. I don’t see their numbers. Public numbers are a small part of your numbers. You don’t see the internal operating metrics. So, consultants help with getting a good benchmark for, “Wow, we’re spending x as a percent of revenue, or a percent of profit, for our finance/accounting organization. That’s 1.5 times what the average is. We need to figure that out. We have to address that.”

87.    Or, “Look at this. Wow. Our sales-per-customer ratio is much lower. We need to invest in the salesforce; get more people pounding the pavement out there.” I’ve also used consultants for technology. We used them at GXO for warehouse automation, because it’s changing so fast. Even though we’re a very preferred customer for a lot of these vendors, because they get to use our name and say that they have the GXO stamp of approval, we still didn’t know everything. We don’t see it from the vendor’s side, whereas the consultants know what they’re doing. So, there are roles for consultants. At United Rentals, probably the best advantage I ever got was we did a pricing assignment and we found out that we had clusters of branches that were renting the same backhoe or skid steer or generator or light tower or whatever we were renting for wildly different prices all within the same district.

88.    And we were setting the prices based on what the competition was setting the price, or what the customer was telling us. Well, duh! We were a utilization business model. We had a fleet, and the whole idea was to utilize that most profitably. We changed, as a result of this assignment. We turned it upside down. This was, like, 25 years ago. We started pricing on utilization by location and by district. I saw Mike Kneeland here, who succeeded me as CEO of United Rentals and grew the margins like 15 percentage points after I did.

89.    I’ve started a lot of great companies that have done a lot of great stuff, but you know what I’m most proud of? The people who succeeded me as CEOs did better than I did. That’s a great thing, actually. It’s a real fulfilling thing. And, at United Rentals, one of the reasons they grew the margin so much is, under Mike’s idea, they took the fleet and managed it as a district. I was managing it by branch and we weren’t pricing it right. They put it as a district and priced it based on, “Well, look. It’s four o’clock in the afternoon and we’ve got a ton of generators here. How about lowering the price?” Or, “It’s seven o’clock in the morning and we’re already half out of what we need, and our demand is showing this. Let’s raise the price.” So, I do think —

90.    Questioner:    You invented surge pricing ahead of —

91.    Brad Jacobs:    Surge pricing before Uber, yeah. Yeah, surge pricing both ways.

92.    Sonali Basak:    I think we’ll have time for at least one more back here.

93.    Question:    Hi, I’d like to thank you and Mark and everyone else who put this together. If you look at the public profile of building products distributors, they have very clearly defined lanes. And they’ve done an excellent job of that, whether it’s HVAC and Watsco or Siteone and landscaping. But you have this unique opportunity to step back and not just think about the swim lanes, but think of the entire swimming pool, and maybe drive synergies across different building products categories. How do you think about that opportunity, given the position you’re in to start with a bit of a blank slate?

94.    Brad Jacobs:    Well, I mean, you mentioned some good companies there. I mean, Siteone has dominated the landscaping space. I don’t think I’m going to dominate the landscaping space, because I think they already did it. So, I’m not going to undo what they’ve done and one-up them. On the pools, for example, there was a big COVID surge from that, so I don’t quite know what the normalized numbers will be afterwards, going forward. You have Pool Corp, who has dominated that space. So, I don’t know how many pool acquisitions we’re going to do, because we don’t want to be a little guy going against the big guy. We want to be, generally, the big guy who has the advantages of scale, of density, of being bigger.

95.    So, those two, I don’t see us being a big player. Now, if you look at Watsco, Watsco’s done a fantastic job on HVAC. I saw a presentation of theirs about two months ago and I was very impressed. I thought what they were doing with HVAC made perfect sense, and I think they’ve positioned the company to roll with the punches with all the new regulations that came out, and it happens to be a company that is benefitting from all the new regulations in that field. I think each one of these verticals has its own nuances, and some of them belong with each other and make perfect sense, and some of them are headscratchers. Why would you put them together? We’re going to try to avoid the head scratching as much as possible.

96.    Sonali Basak:    Okay, thank you so much, Brad, for your time.

97.    Brad Jacobs:    Sonali, thank you.

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates, expectations and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:

•        uncertainties as to the completion of the equity investment, the separation by SilverSun Technologies, Inc. (the “Company”) of its existing business into SilverSun Technologies Holdings, Inc. (the “spin-off”) and the other transactions contemplated by the investment agreement by and among Jacobs Private Equity II, LLC, the Company and the other parties thereto (the “Investment Agreement”), including the risk that one or more of the transactions may involve unexpected costs, liabilities or delays;

•        the risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;

•        the possibility that competing transaction proposals may be made;

•        the risks associated with raising additional equity or debt capital from public or private markets to pursue acquisitions or other strategic investments, including in an amount that may significantly exceed the initial equity investment, and the effects that raising such capital may have on the Company’s business and the trading price of the Company’s common stock, including the possibility of substantial dilution;

•        the possibility that additional future financings may not be available to the Company on acceptable terms or at all;

•        the effects that the announcement, pendency or consummation of the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may have on the Company and its current or future business and on the price of the Company’s common stock;

•        the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;

•        the possibility that the warrants, if issued, may not be exercised;

•        the possibility that various closing conditions for the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may not be satisfied or waived, or any other required consents or approvals may not be obtained within the expected timeframe, on the expected terms, or at all, including the possibility that the Company may fail to obtain stockholder approval for the transactions contemplated by the Investment Agreement;

•        the effects that a termination of the Investment Agreement may have on the Company, including the risk that the price of the Company’s common stock may decline significantly if the equity investment is not completed;

•        the risk that the spin-off may be more difficult, time-consuming or costly than expected or the possibility that the anticipated benefits of the spin-off may not be realized;

•        uncertainties regarding the Company’s focus, strategic plans and other management actions;

•        the risk that the Company, following the closing of the equity investment, is or becomes highly dependent on the continued leadership of Jacobs as chairman and chief executive officer and the possibility that the loss of Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition and results of operations;

•        the risk that Jacobs’ past performance may not be representative of future results;

•        the risk that the Company is unable to attract or retain world-class talent;

•        the risk that the Company may be unable to identify suitable acquisition candidates or expeditiously consummate any particular acquisition candidate on acceptable terms or at all;

•        the risk that the failure to consummate an acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations or the price of the Company’s common stock;

•        the risk that the Company may fail to satisfy the ongoing requirements of Nasdaq if it is unable to expeditiously consummate an acquisition following the consummation of the spin-off;

•        the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

•        the possibility that new investors in any future financing transactions could gain rights, preferences, and privileges senior to those of the Company’s existing stockholders;

•        the risks associated with the uncertain nature of the building products distribution industry in which Jacobs, upon becoming chairman and chief executive officer of the Company, plans to pursue acquisitions after consummation of the transactions contemplated by the Investment Agreement;

•        the possibility that industry demand may soften or shift substantially due to the cyclicality and seasonality of the building products distribution industry and its dependence on general economic conditions, including inflation or deflation, interest rates, consumer confidence, labor and supply shortages, weather and commodity prices;

•        the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

•        the risks associated with potential litigation related to the transactions contemplated by the Investment Agreement or related to any possible subsequent financing transactions or acquisitions or investments;

•        uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

•        other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements herein speak only as of the date each statement is made. Neither the Company nor any person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Additional information and where to find it

In connection with the proposed equity investment, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the Company’s website at https://www.silversuntech.com or by written request to the Company at 120 Eagle Rock Avenue, East Hanover, New Jersey 07936.

Participants in the solicitation

Jacobs Private Equity II, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment and the other transactions contemplated by the Investment Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on November 27, 2023. The interests of the Company and its directors and executive officers with regard to the proposed equity investment may differ from the interests of the Company’s stockholders generally, and stockholders may obtain additional information by reading the proxy statement and other relevant documents regarding the proposed equity investment and the other transactions contemplated by the Investment Agreement, when filed with the SEC.